UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12
LESCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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LESCO, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 10, 2006
April 6, 2006
To our Shareholders:
      The annual meeting of shareholders of LESCO, Inc. will be held at The Forum, One Cleveland Center, 1375 East 9th Street, Erie Room, Cleveland, Ohio 44114, on Wednesday, May 10, 2006, at 10:00 a.m., local time, for the following purposes:
           1. To elect seven directors.

           2. To transact any other business that properly comes before the meeting or any adjournment or postponement thereof.

      Shareholders of record at the close of business on March 27, 2006 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope.

By Order of the Board of Directors,

Kathleen M. Minahan
Vice President, General Counsel
and Secretary

LESCO, INC.
1301 East 9th Street, Suite 1300
Cleveland, Ohio 44114
April 6, 2006
PROXY STATEMENT
       This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Company’s board of directors to be used at the annual meeting of shareholders of LESCO, Inc. to be held at The Forum, One Cleveland Center, 1375 East 9th Street, Erie Room, Cleveland, Ohio 44114, on Wednesday, May 10, 2006, at 10:00 a.m., local time, and at any adjournment or postponement thereof.
ABOUT THE MEETING
What is the purpose of the annual meeting?
      At the Company’s annual meeting, shareholders will elect seven directors and act upon other business that properly comes before the meeting.
Who is entitled to vote?
      Only shareholders of record at the close of business on the record date, March 27, 2006, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting or any adjournment or postponement of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon unless cumulative voting is invoked in the election of directors. See “What vote is required to approve each item?”
Who may attend the meeting?
      Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee; however, your name does not appear on the Company’s list of shareholders, and in order to be admitted to the meeting, you must bring a letter or account statement showing that you were the beneficial owner of shares on the record date.
Where and when is the meeting?
      The meeting will be held at The Forum, One Cleveland Center, 1375 East 9th Street, Erie Room, Cleveland, Ohio 44114, on Wednesday, May 10, 2006, at 10:00 a.m., local time. A map of the meeting location is on the back cover of this proxy statement. Parking at The Forum will be provided by the Company. If that garage is full, there are other parking facilities within walking distance that charge a fee.
What constitutes a quorum?
      The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 9,092,194 common shares were outstanding. Proxies received but marked as abstentions and broker non-votes (shares held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote with respect to a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?
      If you complete and properly sign and date the accompanying proxy card and return it to the Company, it will be voted as you direct. If you do not direct the proxies how to vote, the proxies will vote your shares for the nominees for election as a director. If you are a shareholder holding shares registered in your own name and attend the meeting, you may deliver your completed proxy card in person. A shareholder holding shares through a broker or in “street name” who desires to vote at the meeting will need to obtain a proxy card from the institution that holds his or her shares.
Can I change my vote after I return my proxy card?
      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised either by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by providing the Company with notice in open meeting prior to the close of voting. Your attendance at the meeting, without more, will not operate to revoke a previously granted proxy.
Is my vote confidential?
      Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspector of election and certain Company employees associated with processing proxy cards and ballots and counting the vote have access to your card or ballot. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.
What is the board’s recommendation?
      The board of directors recommends a vote for election of the nominees for director listed on page 3 and discussed on page 5. If you do not instruct the proxies how to vote your shares, the proxies will vote your shares for the nominees for election as a director. With respect to any other matter that properly comes before the meeting, the proxies will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
   Election of Directors. The nominees who receive the most votes will be elected. Submission of a proxy that withholds authority to vote for a nominee and a broker non-vote have the same effect as failing to vote for a nominee, but do not act as a vote “against” the nominee. The number of votes each share represents depends on whether or not cumulative voting is invoked.
How is cumulative voting invoked?
      Ohio law states that:

•	if written notice is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight hours before the time set for the annual meeting; and

•	if the notice states that the shareholder desires cumulative voting for the election of directors; and

•	if the Chairman, Secretary or the shareholder giving the notice, or someone on his or her behalf, announces at the beginning of the meeting that the notice has been given; then

•	cumulative voting will apply for the election of directors.
How are directors elected if cumulative voting is invoked?
      If cumulative voting is invoked:

•	each shareholder may cast an aggregate number of votes in the election of directors and distribute those votes among nominees as determined by the shareholder. The aggregate number of votes for each shareholder is determined by multiplying the number of nominees to be elected (seven) by the number of shares the shareholder holds on the record date.

•	the proxies will cumulate votes and distribute them among the persons nominated by the board of directors as the proxies believe will maximize the number of board nominees elected, unless a shareholder gives specific instructions in the proxy for the proxies to do otherwise.

How are directors elected if cumulative voting is not invoked?
      If cumulative voting is not invoked, each shareholder may cast for each of the seven nominees up to the number of votes that equals the number of shares held by the shareholder on the record date.
   Other Items. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, the Marketplace Rules of the Nasdaq Stock Market and our governing documents.
How will the proxy solicitation be conducted?
      The board of directors of the Company, at the expense of the Company, is soliciting the proxies in connection with the items to be voted on as described in this proxy statement. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses they incur in sending proxy materials to the beneficial owners of our common shares. In addition to soliciting proxies by mail, employees of the Company may solicit proxies by other means, including telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.
ELECTION OF DIRECTORS
      The Company’s Code of Regulations sets the number of directors at nine, but authorizes the board of directors to increase or decrease the number of directors by not more than two. On February 25, 2005, the board of directors decreased the number of directors to seven, effective as of the date of the annual meeting. Each director elected serves until the next annual meeting and until his successor is elected and qualified.
      The board of directors of the Company has nominated the seven persons listed below for election as directors. If any nominee declines or is unable to serve (which the board of directors does not expect), the persons named in the accompanying proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee selected by the board of directors.
      The following table contains information with respect to each nominee:

			Director
			Continuously
Name	Age	Position with the Company	Since

J. Martin Erbaugh	57	Chairman of the Board of Directors and Director	1995
Michael E. Gibbons	54	Director	1999
Enrique Foster Gittes	66	Director	2002
Lee C. Howley	58	Director	1996
Christopher H. B. Mills	53	Director	2000
R. Lawrence Roth	48	Director	2002
Jeffrey L. Rutherford	45	President and Chief Executive Officer and Nominee for Director	—
In addition, Robert F. Burkhardt is Director Emeritus. As Director Emeritus, Mr. Burkhardt may attend board meetings but cannot vote at board meetings. Mr. Burkhardt does not receive any compensation for service as Director Emeritus.

How often did the board meet during 2005?
      During 2005, the board of directors of the Company met on seven occasions. No director (other than Christopher H. B. Mills) attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which he served during 2005. As a general matter, directors are expected to attend the Company’s annual meeting of shareholders. All directors were present at the Company’s last annual meeting of shareholders. The board of directors has determined that all current directors are independent under the current applicable Marketplace Rules of the Nasdaq Stock Market.
What committees has the board established?
      The board has established a separately-designated standing Audit Committee; Compensation, Governance and Nominating Committee; and Executive Committee. A copy of the charter for each of the Audit Committee and the Compensation, Governance and Nominating Committee is available at www.lesco.com. The board of directors has determined that each member of the Audit Committee and the Compensation, Governance and Nominating Committee is independent under the current Marketplace Rules of the Nasdaq Stock Market and, with respect to the Audit Committee, applicable law and the rules and regulations of the Securities and Exchange Commission.
      Audit Committee. The Company’s Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. The Audit Committee, which currently consists of Michael E. Gibbons (Chairman), J. Martin Erbaugh, Christopher H. B. Mills and R. Lawrence Roth, met nine times during 2005. The board of directors has determined that Michael E. Gibbons qualifies as an audit committee financial expert, and is independent under the Marketplace Rules of the Nasdaq Stock Market.
      Compensation, Governance and Nominating Committee. The purposes of the Compensation, Governance and Nominating Committee are to (1) discharge the board of directors’ duties relating to the compensation of the Company’s executive officers and directors, (2) oversee the Company’s compensation and employee benefit plans and practices, (3) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, (4) assist the board of directors by identifying individuals qualified to become directors and recommending to the board of directors the director nominees for each annual meeting of shareholders, (5) review and recommend to the board of directors qualifications for committee membership and committee structure and operations and (6) recommend to the board of directors, directors to serve on each committee and a chairperson for such committee. The Compensation, Governance and Nominating Committee, which currently consists of Lee C. Howley (Chairman), J. Martin Erbaugh, Enrique Foster Gittes and R. Lawrence Roth, met five times during 2005.
      The Compensation, Governance and Nominating Committee will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described under “Shareholder Proposals and Recommendations.” In evaluating candidates, the Compensation, Governance and Nominating Committee will consider whether the candidate qualifies as an independent director, as well as diversity, age, skill and experience in the context of the needs of the board. The committee requires prospective board members to have the highest personal and professional integrity and to have demonstrated exceptional ability and judgment and selects candidates who the committee believes will be effective, in conjunction with the other members of the board, in collectively serving the long-term interests of the Company’s shareholders. In seeking candidates, the committee may solicit suggestions from incumbent directors, management or others. In the past, the committee has not used third party consultants to assist in identifying and evaluating candidates. There is no difference in the manner in which the committee evaluates candidates based on the source of the recommendation.
      Executive Committee. The Executive Committee possesses all of the powers of the board of directors in the management and business affairs of the Company during the intervals between meetings of the board of directors, other than the power to fill vacancies on the board of directors or any committee of the board of directors. The Executive Committee, which currently consists of J. Martin Erbaugh (Chairman), Michael E. Gibbons, Enrique Foster Gittes and Lee C. Howley, met once during 2005.
      Shareholders who desire to communicate with the board of directors, an individual director or a committee of the board of directors can write to Secretary, LESCO, Inc., 1301 East 9th Street, Suite 1300, Cleveland, Ohio 44114. The Secretary will submit your letter to the board or the appropriate individual director or committee, as applicable.
BUSINESS EXPERIENCE OF NOMINEES FOR DIRECTOR
      J. Martin Erbaugh has been a director since March 1995 and Chairman of the Board of Directors since April 2002. From December 2001 until his election as Chairman of the Board of Directors, Mr. Erbaugh served as Lead Independent Director of the Board of Directors. Mr. Erbaugh has been President of J.M. Erbaugh Co., a private investment firm, since 1994; President of Coer Inc., a real estate development firm, since 1985; and Chairman of the Board of Morgan Bank N.A., a national bank, since May 2002.
      Michael E. Gibbons has been a director since May 1999. Since September 1995, Mr. Gibbons has been Senior Managing Director and Principal of Brown, Gibbons, Lang & Company, L.P., a firm he co-founded in 1989 to provide investment banking services to middle market companies. Mr. Gibbons is a director of Associated Estates Realty Corporation, a real estate investment trust that owns and manages multi-family properties.
      Enrique Foster Gittes has been a director since May 2002. Since 1999, Mr. Gittes has been Chairman of Synthesys Technologies, Inc., a privately held medical software company. Mr. Gittes was Founder and Managing Director of Denison International plc, a maker of industrial valves and pumps, from 1993 to 2000. Since 1987, Mr. Gittes has been a director and, since 1998, Chairman of North Atlantic Smaller Companies Investment Trust plc (“NASCIT”), a publicly listed closed-end investment company.
      Lee C. Howley has been a director since March 1996. Since December 2000, Mr. Howley has been President of Howley Bread Group, Ltd., a company that operates Panera Bread restaurant franchises. Since 1981, Mr. Howley has served as President of Howley & Company, a real estate development and management company. Mr. Howley is a director of Boykin Lodging Company, a hotel and restaurant management company, and LNB Bancorp, Inc., a bank holding company.
      Christopher H. B. Mills has been a director since May 2000. Mr. Mills has been Chief Executive of NASCIT since 1984; Chief Executive of American Opportunity Trust plc, a publicly listed closed-end investment company, since 1989; and Chairman and Chief Executive Officer of Growth Financial Services Limited, a holding company, since 1984. Mr. Mills is also a partner and Chief Investment Officer of North Atlantic Value LLP, an investment management firm. He is a director of Sterling Construction Company, Inc., a Texas-based construction company, and W-H Energy Services, Inc., an oil services company.
      R. Lawrence Roth has been a director since May 2002. Since January 13, 2006, Mr. Roth has been President and Chief Executive Officer of Royal Alliance Associates, Inc. (Member of AIG Advisor Group), an independent broker-dealer. Mr. Roth served as Managing Director of Berkshire Capital Corporation, a New York-based investment banking firm, from September 2001 to January 2006. Prior to joining Berkshire Capital Corporation, Mr. Roth served as Chief Executive Officer of the ING U.S. Retail Group, an independent broker/ dealer network, from 1997 to January 2001.
      Jeffrey L. Rutherford is President and Chief Executive Officer of the Company and a nominee for director. Mr. Rutherford was appointed President and Chief Executive Officer of the Company in October 2005. From 2002 to October 2005, Mr. Rutherford served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. Mr. Rutherford joined the Company as Senior Vice President and Chief Financial Officer on February 18, 2002. From 1997 to 2001, Mr. Rutherford served as Senior Executive Vice President and Chief Financial Officer of OfficeMax, Inc., a retailer of office supplies, and from February 1997 to July 1997 as Senior Vice President and Treasurer of that company.

EXECUTIVE COMPENSATION

Executive Officer Compensation
Summary Compensation Table
      The following table summarizes the compensation paid to the President and Chief Executive Officer and each of the Company’s other executive officers (the “Named Executive Officers”) during or with respect to the years ended December 31, 2005, 2004 and 2003, for all services rendered to the Company.

				Long-Term
		Annual		Compensation Awards
		Compensation
				Restricted		All Other
		Salary	Bonus	Stock Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(# of shares)	($)(2)

Michael P. DiMino(3)	2005	411,539	—	473,020	—	851,880
Former President and	2004	477,885	392,221	49,735	—	13,469
Chief Executive Officer	2003	426,440	—	361,200	—	51,361
Jeffrey L. Rutherford	2005	335,000	—	331,820	—	7,255
President and	2004	296,154	221,018	39,788	—	7,343
Chief Executive Officer	2003	268,269	—	240,800	—	7,504
Bruce K. Thorn	2005	276,267	—	176,500	—	7,246
Senior Vice President,	2004	251,455	110,181	29,841	—	6,789
Chief Operating Officer	2003	230,553	—	144,480	—	4,434
Michael A. Weisbarth(4)	2005	162,135	—	42,360	—	6,525
Vice President,	2004	124,039	41,011	—	25,000	4,219
Chief Financial Officer and Treasurer
Charles H. Denny(5)	2005	139,873	—	210,750	100,000	25,794
Former Senior Vice President, Store Operation & Sales
Kathleen M. Minahan(6)	2005	133,779	—	—	—	5,200
Vice President, General Counsel and Secretary	2004	100,962	33,373	—	10,000	3,447

(1)	On February 25, 2005, Messrs. DiMino, Rutherford, Thorn and Weisbarth were granted 33,500, 23,500, 12,500 and 3,000 restricted shares, respectively. The amount shown in the table with respect to 2005 reflects a per share price of $14.12, which was the closing price of the Company’s common shares on the date of grant. The shares (other than those held by Mr. DiMino) vest on February 25, 2008. On August 8, 2005, Mr. Denny was granted 15,000 restricted shares. The amount shown in the table with respect to Mr. Denny reflects a per share price of $14.05, which was the closing price of the Company’s common shares on the date of grant. The shares would have vested on August 8, 2008, but were forfeited upon termination of his employment. On February 20, 2004, Messrs. DiMino, Rutherford and Thorn were granted 3,695, 2,956 and 2,217 restricted shares, respectively. The amount shown in the table with respect to 2004 reflects a per share price of $13.46, which was the closing price of the Company’s common shares on the date of grant. The restricted shares vested on February 20, 2005. On November 12, 2003, Messrs. DiMino, Rutherford and Thorn were granted an award of 30,000, 20,000 and 12,000 restricted shares, respectively. The amount shown in the table with respect to 2003 reflects a per share price of $12.04, which was the closing price of the Company’s common shares on the date of grant. The restricted shares (other than those held by Mr. DiMino) vest on November 12, 2006. As of December 31, 2005, Messrs. Rutherford, Thorn, Weisbarth and Denny held 43,500, 24,500, 3,000 and 15,000 restricted shares in the aggregate, respectively. All of Mr. DiMino’s restricted shares vested on October 20, 2005, as a result of his resignation on that date. The value of the aggregate restricted shares held by Messrs. Rutherford, Thorn, Weisbarth and Denny as of December 30, 2005 was $663,810,

$373,870, $45,780 and $228,900, respectively. The value is based on the closing price of the common shares on that date. Dividends will be paid on the restricted shares, if declared by the Company.

(2)	Reflects (i) the Company’s contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust, which contributions in 2005 for Messrs. DiMino, Rutherford, Thorn, Weisbarth and Denny and Ms. Minahan were $4,994, $4,994, $4,994, $4,994, $768, and $4,994, respectively, (ii) payment by the Company of premiums for group life and accidental death and dismemberment insurance, which payments in 2005 for Messrs. DiMino, Rutherford, Thorn, Weisbarth and Denny and Ms. Minahan were $534, $641, $641, $412, $54, and $69, respectively, (iii) payment by the Company of premiums for long-term disability insurance, which payments in 2005 for Messrs. DiMino, Rutherford, Thorn, Weisbarth and Denny and Ms. Minahan were $814, $977, $977, $594, $81 and $92, respectively, (iv) payments by the Company in 2005 with respect to parking, which payments for Messrs. DiMino, Rutherford, Thorn, Weisbarth and Denny and Ms. Minahan were $681, $643, $634, $526, $115 and $46, respectively, (v) for Mr. DiMino, (a) a car allowance for 2004 and 2005, which allowance was $5,000 in 2005, (b) with respect to 2004 and 2005, fees paid for memberships in city clubs, which fees were $2,499 in 2005, (c) with respect to 2005, severance payable to Mr. DiMino in connection with his resignation, which payments will consist of (I) one year’s base salary of $500,000, (II) annual bonus at target for 2005 of $300,000, (III) $11,416 representing the cost of continuation of Mr. DiMino’s health benefits for a period of one year after his resignation date, (IV) $16,000 representing the estimated cost of outplacement services and (V) $7,693 representing his accrued but unpaid vacation time for 2005, and (d) with respect to 2003, reimbursement of fees for membership in a country club, (vi) for Mr. Thorn, a relocation allowance for 2003 and (vii) for Mr. Denny, a relocation allowance of $24,777 for 2005. In addition to the foregoing, the Company paid, or reimbursed Mr. DiMino, for an executive annual physical examination, and the Named Executive Officers participate in all employee benefit programs provided to employees generally.

(3)	Mr. DiMino resigned as President and Chief Executive Officer of the Company on October 20, 2005. The amount shown with respect to salary in 2005 reflects his salary for the period from January 1, 2005 through October 20, 2005.

(4)	Mr. Weisbarth joined the Company on March 8, 2004 at an annual salary of $150,000. The amount shown with respect to 2004 reflects his salary for the period from March 8, 2004 through December 31, 2004.

(5)	Mr. Denny joined the Company as an executive officer on August 8, 2005 at an annual salary of $285,000. The amount shown reflects his salary for the period from August 8, 2005 through December 31, 2005. The restricted shares and options were forfeited on February 14, 2006 in connection with the termination of Mr. Denny’s employment.

(6)	Ms. Minahan joined the Company on March 15, 2004 at an annual salary of $125,000. The amount shown with respect to 2004 reflects her salary for the period from March 15, 2004 through December 31, 2004.

Option Grants in Last Fiscal Year
      The following table shows the stock options granted during the year ended December 31, 2005 to the Named Executive Officers:

Potential Realizable
			Individual Grants			Value at Assumed
Annual Rates of
			% of Total			Stock Price Appreciation
			Options Granted	Exercise		for Option Term(1)
	Options		to Employees in	Price	Expiration
Name	Granted		Fiscal Year	($/sh)	Date	5% ($)	10% ($)

Charles H. Denny	100,000	(2)	73.26	$14.115	8/21/2015	2,229,185	3,661,067

(1)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company’s stock price. No gain to the optionee is possible without an actual increase in the price of the Company’s common shares, which increase benefits all of the Company’s shareholders.

(2)	The option becomes exercisable with respect to 33,333 shares on each of August 8, 2006 and August 8, 2007 and with respect to 33,334 shares on August 8, 2008. As previously discussed, the option was forfeited on February 14, 2006 in connection with the termination of Mr. Denny’s employment.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table contains information for each Named Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 2005, and the stock options held as of December 31, 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at Fiscal Year-End		At Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael P. DiMino	0	0	240,000	0	1,730,400	0
Jeffrey L. Rutherford	0	0	120,000	0	641,800	0
Bruce K. Thorn	0	0	80,000	0	525,150	0
Michael A. Weisbarth	0	0	16,666	8,334	49,165	24,586
Charles H. Denny(2)	0	0	0	100,000	0	114,500
Kathleen M. Minahan	0	0	6,666	3,334	16,799	8,402

(1)	Market value of underlying securities at December 30, 2005 of $15.26 minus the exercise price.

(2)	As previously discussed, the options were forfeited on February 14, 2006 in connection with the termination of Mr. Denny’s employment.
Agreements with Executive Officers
      The Company has an employment agreement with Mr. Rutherford, effective January 1, 2006. Under the agreement, Mr. Rutherford must devote substantially all his working time and efforts to the business and affairs of the Company and use his best efforts to carry out his responsibilities faithfully and efficiently in a professional manner. In addition, Mr. Rutherford is prohibited from competing with the Company for a period beginning with the date of termination of Mr. Rutherford’s employment and ending on the later of the date Mr. Rutherford no longer receives payments from the Company or two years from such termination date. The agreement provides for an initial annual base salary of $375,000 (which may be increased from time to time). Mr. Rutherford is eligible to earn an annual bonus under the Company’s bonus plan, subject to achievement of performance goals established by the plan, and to participate in any performance plan maintained by the Company. Mr. Rutherford is entitled to participate in all employee benefit programs provided to employees and to senior executives of the Company. Mr. Rutherford also is entitled to payment by the Company of, or reimbursement for, an executive annual physical examination and an automobile allowance of $500 per month.
      If Mr. Rutherford’s employment is terminated other than for “cause” (as defined in the agreement) or as a result of a voluntary resignation by Mr. Rutherford under circumstances in which the Company could terminate Mr. Rutherford’s employment for cause, Mr. Rutherford is entitled to receive the following: his annual base salary previously earned but not paid through the termination date, his prior year’s annual bonus, if the bonus would have been earned had Mr. Rutherford continued employment, his accrued but unpaid vacation time, his vested options and his accrued benefits (his “Accrued Benefits”). In addition, all unvested long-term incentive awards held by Mr. Rutherford will vest. If Mr. Rutherford’s employment is terminated by the Company without cause or by Mr. Rutherford for good reason (as defined in the agreement), in addition to his Accrued Benefits, Mr. Rutherford is entitled to receive the following: (i) one year’s annual base salary as in effect on the termination date; (ii) an amount equal to his annual bonus at target;

(iii) continuation of health benefits for one year; and (iv) outplacement services. The payments that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, will be paid as follows: one-half on the date that is six months after Mr. Rutherford’s separation from service (as defined in the agreement) and the remaining one-half will be paid, in one-sixth increments, over the following six months.
      If Mr. Rutherford’s employment is terminated as a result of his death or disability, he (or his estate) will be entitled to receive his Accrued Benefits, except that his bonus will be payable on a pro rata basis. If Mr. Rutherford voluntarily resigns, he is entitled to receive his Accrued Benefits. If Mr. Rutherford’s employment is terminated for cause or as a result of a voluntary resignation by Mr. Rutherford under circumstances in which the Company could terminate Mr. Rutherford’s employment for cause, Mr. Rutherford will receive only his unpaid salary and other benefits accrued and earned through the date of termination.
      Mr. Rutherford must execute a general release in favor of the Company in order to receive benefits if he voluntarily resigns, resigns for good reason or his employment is terminated without cause. If Mr. Rutherford becomes entitled to payments under the retention agreement discussed in this section, the payments under the retention agreement will be in lieu of any other payments to be made under the employment agreement.
      The Company had an employment agreement with Mr. DiMino, effective February 23, 2004. The agreement was amended on October 20, 2005 to provide that Mr. DiMino’s resignation on that date would be treated as a termination without cause. On November 16, 2005, the Company entered into a separation agreement and release with Mr. DiMino modifying the payment schedule for the base salary and annual target bonus to which Mr. DiMino was entitled under his amended employment agreement as a result of his resignation. Under his amended employment agreement, Mr. DiMino is prohibited from competing with the Company for a period beginning October 20, 2005 and ending on the later of the date Mr. DiMino no longer receives payments from the Company or two years from such date. As a result of his resignation, Mr. DiMino is entitled to receive the following: (i) his annual base salary previously earned but not paid through October 20, 2005, his accrued but unpaid vacation time, his vested options and his accrued benefits; (ii) one year’s annual base salary as in effect on October 20, 2005 ($500,000); (iii) an amount equal to his annual bonus at target ($300,000); (iv) continuation of employee benefits for one year; and (v) outplacement services. Under the separation agreement, the Company will pay Mr. DiMino one-half of his base salary and annual target bonus on May 1, 2006 by lump sum payments of $250,000 and $150,000, respectively. Beginning June 1, 2006, the Company will pay Mr. DiMino the balance of his base salary and annual target bonus in six monthly installments of $41,667.67 and $25,000, respectively. The Company has received from Mr. DiMino a release of, and covenant not to sue on, claims growing out of or resulting from Mr. DiMino’s employment with the Company, the termination of his employment from the Company and the circumstances surrounding his termination of employment.
      In July 2005, the board of directors, on the recommendation of the Compensation, Governance and Nominating Committee, adopted a resolution granting severance pay benefits to executives who report directly to the Chief Executive Officer. The benefits are triggered if an executive is terminated without cause, as determined by the board of directors. The amount of the benefit is twelve months of base salary. Executives covered by the resolution are not entitled to benefits under the resolution if they are entitled to benefits under a written severance, retention or similar agreement with the Company in connection with the termination of the executive’s employment.
      The Company is party to a retention agreement with each of Messrs. Rutherford and Thorn. The agreements provide that if, following a change of control (as defined in the agreement), the executive officer’s employment is terminated by the Company other than for “cause” (as defined in the agreement) or by the officer for “good reason” (as defined in the agreement), then the Company will pay to the executive officer within 30 days after termination the following amounts (subject to the limitations described below): (i) any annual base salary previously earned but not paid to the executive officer through the date of termination; (ii) the higher of (a) the executive’s annual bonus for the year preceding the most recently completed fiscal year, if any, and (b) the annual bonus paid or payable, for the most recently completed fiscal year, if any (such amount, the “Highest Annual Bonus”), prorated through the date of termination; (iii) any compensa-

tion previously deferred by the executive officer (together with accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; (iv) an amount equal to 2.99 with respect to Mr. Rutherford and 1.99 with respect to Mr. Thorn multiplied by the sum of the executive officer’s annual base salary and Highest Annual Bonus; (v) retirement benefits that would otherwise accrue to the executive officer for the three years following termination in the case of Mr. Rutherford and for the two years following termination in the case of Mr. Thorn; and (vi) an amount equal to the excess of the fair market value of the Company’s common shares on the termination date over the exercise price of any options held by the executive officer that are surrendered. If total payments otherwise payable to an executive officer under the retention agreement or any other agreement or plan would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then payments under the retention agreement will be reduced so that the Company is not denied a deduction under Section 280G. The retention agreements also provide immediate vesting of all long-term incentive awards, continuation of employee benefits for a maximum of three years in the case of Mr. Rutherford and a maximum of two years in the case of Mr. Thorn and outplacement services in the event of termination following a change of control.
Director Compensation
      Each non-employee director, other than committee chairmen and Mr. Erbaugh, is paid $25,000 per year, and each committee chairman is paid $30,000 per year, as compensation for service on the board of directors. A director’s compensation is reduced by $2,000 for each scheduled board meeting not attended and by $1,000 for each scheduled committee meeting not attended. A director’s compensation is reduced by $1,000 for each scheduled board meeting attended via telephone and $500 for each scheduled committee meeting attended via telephone. As Chairman of the Board, Mr. Erbaugh is paid a retainer of $50,000 per year. In addition, he is paid $1,000 per day for services rendered to the Company at the request of the President and Chief Executive Officer; provided that Mr. Erbaugh may not be paid more than $25,000 in the aggregate per year for these services without the consent of the board of directors. During 2005, Mr. Erbaugh was not requested to provide such services. For the period from October 20, 2005 through May 31, 2006, Mr. Erbaugh also will receive $3,500 per month in consideration of the additional duties assigned to him in connection with the Company’s appointment of new management personnel.

REPORT OF THE COMPENSATION, GOVERNANCE AND NOMINATING COMMITTEE
      The Compensation, Governance and Nominating Committee (the “Compensation Committee”) of the Board of Directors was responsible for determining compensation paid to the Company’s executive officers during 2005. In 2005, the Compensation Committee’s members were Lee C. Howley (Chairman), J. Martin Erbaugh, Enrique Foster Gittes and R. Lawrence Roth, each of whom is an independent, non-employee director. This report describes the Compensation Committee’s executive compensation philosophy and the policies and actions of the Compensation Committee with respect to fiscal year 2005 in considering compensation for the executive officers of the Company, including the Named Executive Officers.
      The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that:

•	relates total compensation appropriately to corporate performance and the individual contribution of each executive officer;

•	motivates executive officers to achieve increased shareholder value;

•	aligns the interests of the executive officers with the long-term interests of the Company’s shareholders; and

•	provides compensation to executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to attract and retain key executives.
      To implement this philosophy, the Company’s executive compensation programs are designed to:

•	provide annual incentive opportunities that are designed to relate total cash compensation to the annual performance of the Company;

•	provide long-term incentives with award values targeted at median competitive levels which allow total overall compensation for the Company’s executives to exceed the compensation available to executives in the competitive labor market if the Company’s common shares increase significantly in value; and

•	place more emphasis on long-term and stock-based compensation at more senior management levels of the Company.
      For several years, the Company has engaged a well-known, global human resources consultant (the “Consultant”) to provide research data and recommendations to the Committee relative to executive salaries, long-term incentives and total compensation. In June 2004, the Consultant provided the Committee with a comprehensive analysis of compensation associated with each executive position. This research contained market data for similarly-sized, publicly-held companies (including some mentioned in the peer group identified in the performance graph on page 14); data from compensation surveys conducted by the Consultant and other global human resources consultants; and surveys of chief executive officer pay at approximately 20 Ohio-based companies. As a result of this analysis, the Committee recommended, and the board of directors approved, base salary increases for each of the executives in October 2004.
      In December 2005, the Committee requested updated data from the Consultant to evaluate compensation for the four executives who assumed new positions after Mr. DiMino’s departure in October 2005, including Mr. Rutherford, whose compensation is discussed in more detail below.
Annual Compensation
      Total annual compensation consists of base salary and an annual bonus opportunity. The Committee generally aims to ensure that these components of compensation are competitive and place each executive near the 50th percentile of his or her peers.
      Base Salary — The Compensation Committee periodically reviews, and if appropriate adjusts, executive base salaries. Circumstances that may prompt such a review and an adjustment include, among others, changes in executive personnel and modifications to the Company’s reporting structure. As discussed above, the Compensation Committee consults data from management compensation reports, outside consultants and other publicly available documents, and evaluates this data against its members’ collective experience and perception of compensation paid to executives with similar responsibilities at companies of similar size. The Committee also considers each executive’s experience, level of responsibility and performance. Better performance generally results in an increased salary, subject to the limits of the salary range for the position and the Company’s compensation budget.
      Because Messrs. DiMino, Rutherford and Thorn received an increase in base salary in October 2004, the Compensation Committee did not adjust Messrs. Rutherford and Thorn’s base salaries prior to their appointment to new positions in October 2005; however, adjustments were made to the base salaries of Mr. Weisbarth and Ms. Minahan in April 2005. In December 2005, the base salaries of Messrs. Rutherford, Thorn and Weisbarth and Ms. Minahan were adjusted to reflect their appointment to new positions. The base salaries of Messrs. Rutherford, Thorn and Weisbarth and Ms. Minahan were increased to $375,000, $300,000, $200,000 and $160,000, respectively, retroactive to October 20, 2005, the date on which they assumed their new positions.
      Annual Bonus — The Company’s bonus program provides eligible executives and key employees the opportunity to earn an annual bonus based on the Company’s financial performance. At the beginning of 2005, 51 participants were approved for participation in the 2005 Bonus Plan. Eligible participants who joined the Company during 2005 were approved to participate on a pro-rata basis. Participants must be actively employed at the time of payment in order to receive the prior year’s bonus.
      Bonuses are earned if, and to the extent that, the Company attains or exceeds certain performance measures established by the Compensation Committee at the beginning of the year, and the Compensation Committee approves such bonuses. The financial measures for 2005 were basic earnings per share, return on invested capital and sales growth. Each financial measure accounted for 33.3% of Mr. DiMino’s bonus target and 25% of each other participant’s target, with personal achievement accounting for the remaining 25% for participants other than Mr. DiMino.
      At the beginning of each year, the Compensation Committee approves a target bonus for each participant stated as a percentage of base salary. In 2005, targets ranged from 60% for the Chief Executive Officer to 10% for the lowest-level eligible participant. Target bonuses for Messrs. DiMino, Rutherford, Thorn, Weisbarth and Denny and Ms. Minahan were 60%, 60%, 40%, 25%, 40% and 25% respectively.
      Each year, the Compensation Committee establishes a performance range for each of the financial measures at which threshold, target and maximum incentives will be paid. For 2005, if the Company’s performance with respect to a financial measure was less than 90% of the target performance measure, no bonus was paid with respect to that financial measure. If actual performance equaled 90% of the target performance measure, a bonus equal to 80% of the target bonus percentage was paid with respect to that financial measure. The amount payable increased ratably up to a payout of 100% of the target bonus percentage, if actual performance with respect to a financial measure equaled the performance target. An additional 2% of the target bonus percentage for a financial measure was payable for each percentage point by which actual performance exceeded the target performance measure, subject to a maximum payout of 200% of the target bonus percentage. Individual performance measures were established in such a manner that the portion of the annual bonus based on personal achievement could range from 0% to 120% of the target bonus percentage. No bonus based on individual performance is paid unless a bonus is paid with respect to at least one financial measure. The Compensation Committee has the discretion to increase or decrease bonuses. Except for guaranteeing minimum bonuses to an executive as an inducement to accept employment, the Compensation Committee has not exercised this discretion to increase bonuses.
      The Company achieved only its sales growth measure in 2005. Based on overall Company performance, however, the Compensation Committee did not approve any bonus awards.
      The annual bonus program provides that the Compensation Committee may designate that up to one-half of a bonus will be paid in common shares of the Company. The stock portion of the award may be used as payment to exercise outstanding stock options with the caveat that any shares purchased through the exercise of the options must be held for at least one year.
Long-Term Compensation
      The 2000 Stock Incentive Plan, which was approved by shareholders in May 2000, authorizes the use of the Company’s stock in equity-based awards that include stock options, restricted shares, unrestricted shares, share appreciation rights, limited share appreciation rights and performance units. This plan was designed to create long-term incentives that align the interests of the Company’s shareholders and management. Key managers and executives of the Company and its subsidiaries, including the Named Executive Officers, are eligible to be participants in the plan.
      To date, the Compensation Committee has approved two types of plan awards: stock options and restricted share awards.
      Stock Options — Stock option awards allow the participant to purchase the Company’s common shares for a term of ten years at a price equal to 100% of the fair market value of the Company’s common shares on the date the award is granted. Because the participant’s gain on exercise of options is solely related to an increase in stock price, options are a direct incentive to increase shareholder value. Key employees are eligible for awards as approved by the Compensation Committee. An award may vest in increments over several years. Except for a grant of an option to purchase 100,000 common shares made to Mr. Denny outside of the 2000 Stock Incentive Plan as an inducement to hire, stock option awards were not made to the Named Executive Officers in 2005. Currently, the Compensation Committee intends to use restricted shares, rather than the stock options, as long-term compensation; however, the Compensation Committee will continue to use stock options on a selective basis as an inducement to accept employment.
      Restricted Shares — Restricted shares allow the participant to earn awarded common shares, subject to restrictions on vesting and transferability. The Committee views time-based restricted share awards as a means by which to promote the long-term retention of key executives and to tie a portion of the executive’s compensation directly to the enhancement of shareholder value. On February 25, 2005, the Compensation Committee awarded 125,220 restricted shares to 13 key employees, including certain of the Named Executive Officers. These grants were made to promote long-term retention of the employees. The February 2005 grants vest on February 25, 2008. On July 22, 2005, 15,000 restricted shares were awarded to Mr. Denny as part of his initial employment package. Mr. Denny’s restricted shares would have vested on August 8, 2008, three years from his date of hire, but were forfeited upon termination of his employment.
Executive Severance Pay
      Mr. DiMino will receive severance benefits as a result of his resignation as described under the heading “Agreements with Executive Officers.” Also as described under the heading “Agreements with Executive Officers,” Mr. Rutherford’s employment agreement provides for severance pay in certain events, and executives who report directly to the Chief Executive Officer are entitled to receive severance pay in an amount equal to twelve months of base salary if terminated without cause. Messrs. Rutherford and Thorn also are party to a retention agreement with the Company as described under the heading “Agreements with Executive Officers.”
Compensation of the Chief Executive Officer
      Compensation of the Chief Executive Officer is based on the programs and principles of corporate and individual performance previously described. The Compensation Committee conducts an annual evaluation of the Chief Executive Officer’s performance. This process involves the entire board and focuses on the following areas: strategic planning, financial results, succession planning, external communications, board relations and leadership/human resources.
      Michael P. DiMino was appointed as the Company’s President and Chief Executive Officer on April 5, 2002 and served until October 20, 2005. Jeffrey L. Rutherford, who was serving the Company as its Senior

Vice President and Chief Financial Officer, was appointed to replace Mr. DiMino as President and Chief Executive Officer on October 20, 2005.
      Base Salary — Mr. DiMino’s base salary for 2005 was $500,000, having been adjusted in October 2004 subsequent to the June 2004 report from the Consultant which revealed that Mr. DiMino’s then-current base salary of $450,000 was in the 25th percentile of the comparative group. When Mr. Rutherford was appointed President and Chief Executive Officer in October 2005, the Committee established Mr. Rutherford’s base salary at $375,000, a $50,000 increase over his salary as Senior Vice President and Chief Financial Officer.
      Annual Bonus — Mr. DiMino will be paid his annual bonus at target for 2005 of $300,000 as part of the severance payable in connection with his resignation. No bonus was paid to Mr. Rutherford for 2005.
      Restricted Share Award — During 2005, Mr. DiMino was awarded 33,500 restricted shares which vested upon his resignation. Mr. Rutherford was awarded 23,500 restricted shares during 2005, while serving as the Company’s Senior Vice President and Chief Financial Officer. Mr. Rutherford’s restricted shares will vest on February 25, 2008.
      Perquisites — The Company offers very limited perquisites to its Chief Executive Officer. Under the terms of his employment agreement, Mr. DiMino was entitled to payment or reimbursement for an annual physical examination and a $500 monthly car allowance, plus automobile operating expenses. Mr. Rutherford’s employment agreement, effective January 1, 2006, entitles him to the same benefits. The Company also paid for Mr. DiMino’s membership in a city club.
Omnibus Reconciliation Act of 1993
      Section 162(m) of the Code limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to a “covered employee” of a public company. The Compensation Committee regularly reviews the Company’s compensation programs in connection with Section 162(m) of the Internal Revenue Code, as amended. Generally, the executive compensation programs are designed to comply with these regulations. The $1 million limitation did not impact the deductibility of any compensation paid to the Company’s executive officers in 2005. The Compensation Committee may approve compensation that does not comply with these regulations if doing so would be in the best interests of the Company and its shareholders and consistent with the Company’s executive compensation philosophy.

The Compensation, Governance and Nominating Committee

Lee C. Howley, Chairman
J. Martin Erbaugh
Enrique Foster Gittes
R. Lawrence Roth

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of the Company’s Board of Directors, as mandated by the revised Charter adopted by the Board of Directors on April 5, 2004, oversees the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for preparing the financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors, KPMG LLP, are responsible for performing an audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report thereon.
      In this context, the Audit Committee has reviewed and discussed with management and with KPMG LLP the Company’s audited financial statements for the year ended December 31, 2005 (the “Audited Financial Statements”). The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence from the Company.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee

Michael E. Gibbons, Chairman
J. Martin Erbaugh
Christopher H.B. Mills
R. Lawrence Roth

STOCK PERFORMANCE COMPARISON
      The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 2000, in each of (i) the Company’s common shares, (ii) the Russell 2000 Index and (iii) a fund investing proportionately, based on respective market capitalization, in the common shares of the group of companies which the Company has identified as its “Peer Group” solely for this purpose.
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN*
AMONG LESCO, INC., THE RUSSELL 2000 INDEX
AND A PEER GROUP

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.
      The Company is a specialty provider of products for the professional turf care market, including turf control products, fertilizer, and combination products, grass seed, pest control products and equipment. In reviewing published industry and line of business indexes, the Company has not identified an index that portrays the Company’s line of business. The Company competes with national suppliers that strictly market fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately-held regional and local suppliers. The Company believes it is the primary national, publicly-held company that supplies a full range of products to the turf industry and sells directly to the end user.
      For purposes of preparing the graph, the Company has selected a peer group of publicly-held companies as follows:

•	Central Garden & Pet Company — Supplier of consumer lawn and garden and pet supply products and a manufacturer of proprietary products.

•	Terra Industries Inc. — Marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers.

•	The Scotts Company — Manufacturer and marketer of consumer, do-it-yourself lawn care and professional golf course turf care products.

•	Toro Company — Manufacturer of lawn maintenance equipment.
      The above list represents publicly-held companies that manufacture or market turf care-related products. The Company intends to add additional publicly-held companies to its peer group list as they are identified.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains certain information with respect to the beneficial ownership of the Company’s common shares as of March 27, 2006 (unless otherwise indicated) by each of the directors, each of the Named Executive Officers, the directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding common shares based on information filed with the Securities and Exchange Commission.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class

Robert F. Burkhardt(2)(3)(4)	454,492	5.0
Michael P. DiMino(2)(3)(6)	174,241	1.9
Charles H. Denny	0	*
J. Martin Erbaugh(2)(7)	53,075	*
Michael E. Gibbons(2)	7,500	*
Enrique Foster Gittes(2)(8)	13,250	*
Lee C. Howley(2)(9)	22,000	*
Christopher H. B. Mills(2)(10)	1,713,000	18.8
Kathleen M. Minahan(2)	6,666	*
R. Lawrence Roth(2)	2,000	*
Jeffrey L. Rutherford(2)(3)(5)(11)	174,193	1.9
Bruce K. Thorn(2)(5)	104,500	1.1
Michael A. Weisbarth(2)(3)(5)(12)	23,854	*
All directors, nominees and executive officers as a group (12 persons)	2,562,280	27.3
Dimensional Fund Advisors Inc.(13)	662,502	7.3
T. Rowe Price Associates, Inc.(14)	667,000	7.3

*	Less than one percent

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

(2)	The following persons hold options to purchase shares that are currently exercisable or exercisable within 60 days of March 27, 2006: Mr. Burkhardt, 24,000 shares; Mr. DiMino, 82,300 shares; Mr. Erbaugh, 22,500 shares; Mr. Gibbons, 5,500 shares; Mr. Gittes, 2,000 shares; Mr. Howley, 7,500 shares; Ms. Minahan, 6,666 shares; Mr. Mills, 4,000 shares; Mr. Roth, 2,000 shares; Mr. Rutherford, 120,000 shares; Mr. Thorn, 80,000 shares; and Mr. Weisbarth, 16,666 shares. The numbers in the table include these options.

(3)	Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust that are beneficially owned by the named persons as follows: Mr. Burkhardt, 141,702 shares; Mr. DiMino, 423 shares; Mr. Rutherford, 5,616 shares; and Mr. Weisbarth, 2,188 shares.

(4)	Includes 68,885 shares owned by Mr. Burkhardt’s wife; 12,000 shares owned by the Robert and Virginia Burkhardt Charitable Foundation, of which Mr. Burkhardt is President-Treasurer and a Trustee; 110,000 shares owned by the Burkhardt Family Limited Partnership, of which Mr. Burkhardt is a general and limited partner; and 3,050 shares owned by Mr. Burkhardt’s wife as custodian for minor grandchildren.

(5)	The following persons hold restricted shares, which are subject to forfeiture but have full power to vote: Mr. Rutherford, 43,500 shares; Mr. Thorn, 24,500 shares; and Mr. Weisbarth, 3,000.

(6)	Includes 1,700 shares owned by Mr. DiMino’s wife and 88,618 shares owned by the Michael Peter DiMino III, Trust.

(7)	Includes 18,500 shares held jointly by Mr. Erbaugh and his wife and 4,230 shares owned by Mr. Erbaugh’s wife.

(8)	Includes 11,250 shares owned by NASCIT, of which Mr. Gittes is Chairman. Mr. Gittes owns a 1.5% interest in NASCIT, and these shares represent his derivative interest in 750,000 shares owned by NASCIT. Mr. Gittes disclaims beneficial ownership with respect to the shares owned by NASCIT except for the 11,250 shares representing his derivative interest.

(9)	Includes 14,500 shares owned by the Howley Family Partnership.

(10)	Mr. Mills has shared voting power and shared dispositive power with respect to 1,709,000 of the shares. Of the 1,709,000 shares, voting and dispositive power as to all of the shares are shared with North Atlantic Value LLP; voting and dispositive power as to 750,000 shares are shared with NASCIT; voting and dispositive power as to 200,000 shares are shared with American Opportunity Trust plc; voting and dispositive power as to 355,881 shares are shared with The Trident North Atlantic Fund; voting and dispositive power as to 268,545 shares are shared with Trident Holdings; and voting and dispositive power as to 48,390 shares are shared with High Tor Limited. The address for Mr. Mills, North Atlantic Value LLP, NASCIT and American Opportunity Trust LLP is Ground Floor, Ryder Court, 14 Ryder Street, London SW1A 6QB England. The address for The Trident North Atlantic Fund is P.O. Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands. The address for Trident Holdings is P.O. Box 1350GT, 75 Fort Street, George Town, Grand Cayman, Cayman Islands. The address for High Tor Limited is P.O. Box N-4857, Unit No. 2, Cable Beach Court, West Bay Street, Nassau, Bahamas. Mr. Mills is Chief Executive of, and holds a 20.1% interest in, NASCIT and Chief Executive of, and holds a 1.2% interest in, American Opportunity Trust plc. He also is a director of The Trident North Atlantic Fund.

(11)	Includes 2,956 shares owned by Mr. Rutherford’s wife. Mr. Rutherford disclaims beneficial ownership of those common shares.

(12)	Includes 2,000 shares held jointly by Mr. Weisbarth and his wife.

(13)	Based on information set forth on a Schedule 13G filed on February 6, 2006, in its role as investment advisor or manager to certain investment portfolios, Dimensional Fund Advisors Inc. possesses voting and/or investment power over the shares. All shares, however, are owned by these portfolios, and Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address for Dimensional Fund Advisers Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(14)	Based on information set forth on a Schedule 13G filed February 15, 2006. These shares are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 590,500 shares, representing 6.5% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The address for T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
CERTAIN TRANSACTIONS
      Mr. Burkhardt was paid $60,000 for consulting services during 2005. The Company also paid premiums for Mr. Burkhardt to participate in the Company’s medical, dental and vision insurance programs, group life and accidental death and dismemberment insurance program and long-term disability insurance program. The

Company also made contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust for his benefit.
SHAREHOLDER PROPOSALS AND RECOMMENDATIONS
      If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2007 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company prior to the close of business on December 7, 2006. In addition, if a shareholder intends to present a proposal at the Company’s 2007 annual meeting without the inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 20, 2007, proxies solicited by the board of directors for the 2007 annual meeting will confer discretionary authority to vote on the proposal if presented at the meeting.
      If a shareholder desires to recommend an individual for nomination as a director, the recommendation must include the shareholder’s name and address; the number of shares owned by the shareholder; the name, age, business address, residence address, and principal occupation of the individual being recommended; and the number of shares beneficially owned by the individual being recommended. It also must include the information that would be required under federal securities laws to be disclosed in the solicitation of proxies for the election of directors. The recommended individual’s consent to be elected and to serve must be furnished, and the Company may require the recommended individual to furnish any other information, within reason, that may be needed to determine the eligibility of the individual.
      Shareholder proposals and recommendations of individuals for nomination as directors must be sent to the executive offices of the Company, 1301 East 9th Street, Suite 1300, Cleveland, Ohio 44114, Attention: Secretary. The Secretary will forward the recommendations to the Compensation, Governance and Nominating Committee. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or recommendation that does not comply with these and other applicable requirements.
INDEPENDENT ACCOUNTANTS
      KPMG served as the Company’s principal independent accountants for the year ended December 31, 2005 and is expected to continue to serve in that capacity during the year ending December 31, 2006. A representative of KPMG is expected to be present at the annual meeting of shareholders. This representative will be given an opportunity to make a statement at the meeting if he or she desires to do so and will be available to respond to appropriate questions.
      Audit Fees. The aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements for 2004 and 2005 and for KPMG’s review of the financial statements included in the Company’s quarterly reports on Form 10-Q during those years were $550,000 and $449,500, respectively. The 2004 and 2005 fees include fees for services related to Section 404 of the Sarbanes-Oxley Act of 2002.
      Audit-Related Fees. The aggregate fees billed for 2004 and 2005 for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above were $15,000 and $16,000, respectively. Audit-related fees consist of fees billed for employee benefit plan audits, accounting consultation, SEC registration statements and other SEC services.
      Tax Fees. KPMG did not bill any fees for 2004 and 2005 for professional services for tax compliance, tax advice or tax planning.
      All Other Fees. KPMG did not bill any fees for 2004 and 2005 for products and services, other than those reported above under “Audit Fees” and “Audit-Related Fees.”

      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. The Audit Committee has established a policy for the pre-approval of audit services. The Audit Committee pre-approves all permissible non-audit services provided by the independent auditors. These services may include tax services and other services. All of the services described under “Audit-Related Fees” above were pre-approved by the Audit Committee.
OTHER MATTERS
      The management of the Company knows of no business that will be presented for consideration at the meeting other than the election of directors discussed in this proxy statement. If any other matter properly comes before the meeting or any adjournment of the meeting, the persons named in the accompanying proxy card will vote in their discretion.

LESCO, INC.

Kathleen M. Minahan
Vice President, General Counsel
and Secretary

Dated: April 6, 2006

The Forum is located in DOWNTOWN CLEVELAND
on the SOUTHEAST CORNER of EAST 9th STREET & ST. CLAIR
in the ONE CLEVELAND CENTER BUILDING, Second Floor
FROM THE AIRPORT

-	Take I-71 North
-	Exit East 9th Street
-	Travel North on East 9th Street
-	Turn Right on St. Clair
-	The Parking Garage is on the Right-hand Side Connected to One Cleveland Center Building
FROM THE WEST

-	Take I-90 East
-	Exit East 9th Street
-	Travel North on East 9th Street
-	Turn Right on St. Clair
-	The Parking Garage is on the Right-hand Side Connected to One Cleveland Center Building
FROM THE SOUTH

-	Take I-77 North
-	Exit East 9th Street
-	Turn Right off the Exit
-	Travel North on East 9th Street
-	Turn Right on St. Clair
-	The Parking Garage is on the Right-hand Side Connected to One Cleveland Center Building
FROM THE EAST

-	Take I-90 West to RT. 2
-	Exit East 9th Street
-	Turn Left off the Exit
-	Travel 2 blocks South on East 9th Street
-	Turn Left on St. Clair
-	The Parking Garage is on the Right-hand Side Connected to One Cleveland Center Building
Printed on Recycled Paper

LESCO, INC.
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of
Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
ê Please fold and detach card at perforation before mailing. ê

LESCO, INC.
Proxy Solicited on Behalf of the Board of Directors for Annual Meeting May 10, 2006
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in item 1 on the reverse side and in the discretion of the Proxies on all other business that properly comes before the meeting, as stated in item 2 on the reverse side. If voting for directors is cumulative, the Proxies will cumulate or distribute votes in such fashion as they believe will maximize the number of persons elected from among nominees for whom authority is granted.

Dated:	, 2006

Signature

Signature, if held jointly

Please sign exactly as name appears hereon. When shares are held as joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ê Please fold and detach card at perforation before mailing. ê

LESCO, INC.	PROXY
The undersigned appoints Jeffrey L. Rutherford and Michael A. Weisbarth as Proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the common shares of LESCO, Inc. held of record by the undersigned on March 27, 2006, at the Annual Meeting of Shareholders to be held on May 10, 2006, or any adjournment thereof.
1.	ELECTION OF DIRECTORS.

❑	FOR all nominees listed below	❑	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed below

(1) J. Martin Erbaugh	(2) Michael E. Gibbons	(3) Enrique Foster Gittes	(4) Lee C. Howley
(5) Christopher H.B. Mills	(6) R. Lawrence Roth	(7) Jeffrey L. Rutherford
(Instructions: To withhold authority for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

2.	In their discretion, the Proxies are authorized to vote on all other business that properly comes before the meeting.
(Continued and to be signed on reverse side)